Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171

FOR IMMEDIATE RELEASE
---------------------

Contact:  336-436-4855                  Shareholder Direct: 800-LAB-0401
          Pamela Sherry                                     www.labcorp.com



                LABCORP COMPLETES ACQUISITION OF
           PATHOLOGY MEDICAL LABORATORIES IN CALIFORNIA

Burlington, NC, June 27, 2000 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH) today announced that it has completed its acquisition of the laboratory testing business of San Diego-based Pathology Medical Laboratories (PML). Terms of the acquisition were not disclosed.

"PML not only provides us with additional testing and patient service sites, but taps into a highly experienced employee base with in-depth knowledge of the market, " said Richard L. Novak, executive vice president and chief operating officer of LabCorp. "Given our recent acquisition activity in this key region, we will continue leveraging our national infrastructure with our technology and information services as we expand our presence in the West."

Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory with annual revenues of $1.7 billion in 1999. With 18,000 employees and over 100,000 clients nationwide, the Company offers more than 2,000 clinical tests ranging from simple blood analyses to sophisticated molecular diagnostics. LabCorp leverages its expertise in innovative clinical testing technology with three Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park (RTP), North Carolina, develops applications for polymerase chain reaction (PCR) technology. Its Center for Occupational Testing in RTP is the world's largest substance abuse testing facility, and the Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 1999 and subsequent SEC filings.